Carbonite Names Executive Team

Newly appointed COO, CPO, CTO and Interim GC to accelerate
Carbonite’s integration of Webroot

Results-driven leadership team to deliver on vision of a combined data protection and cybersecurity solution for SMB and mid-market

BOSTON - September 4, 2019 - Carbonite, Inc. (NASDAQ: CARB), a global leader in data protection and cybersecurity, announced an updated executive leadership team naming John Post as Chief Operating Officer; Chad Bacher as Chief Product Officer; Hal Lonas as Chief Technology Officer; and Scott Semel as Interim General Counsel. The team joins Anthony Folger, Chief Financial Officer; and Craig Stilwell, Chief Revenue Officer; reporting to Steve Munford, Interim Chief Executive Officer and Executive Chairman of the Board. All changes are effective immediately.

“I am pleased to announce the complete Carbonite executive team; this combination of proven leaders is the team Carbonite needs to accelerate our integration with Webroot, move the company forward and successfully deliver on our plans,” Munford said. “I’ve taken the time to get to know these leaders and their respective teams and I am confident that this is the right group of executives to move the company forward. Every one of these leaders is hyper focused on meeting the needs of our customers and partners, as well as creating a unique offering that combines the power of data protection and cybersecurity into an easy-to-use, integrated solution for small and medium-sized businesses and the mid-market. I believe we have the right mix of experience, innovation and drive to achieve our financial commitments and deliver value for all of our stakeholders.”

Third Quarter and Full Year 2019 Outlook

The Company reiterated its financial guidance for the third quarter and the full year 2019.

Chief Operating Officer, John Post

Post brings a profound commitment to culture and collaboration to his role as Chief Operating Officer. He will lead the integration of Webroot and Carbonite and ensure the combined culture, process, systems and alignment are in place to drive the growth strategy moving forward. Post’s initial role at Carbonite was as General Manager of Webroot, driving all aspects of the Webroot business while working to integrate with Carbonite. Prior to the Carbonite acquisition, Post was part of the leadership team that transformed Webroot into one of the leading endpoint providers for the mid-market. As Chief Financial Officer, he was instrumental in Webroot’s transformation, building out the operational teams, process and systems that enabled the shift towards mid-market, rapid growth and continuous efficiency gains.

Chief Product Officer, Chad Bacher

Bacher brings a focus on vision to his role as Chief Product Officer. He will oversee all aspects of the product organization, including product strategy, navigating solutions that fit the needs of customers today and well into the future. Prior to this role, Bacher was SVP of Product Strategy and Technology Alliances for Webroot, where he was integral in creating the product vision which drove the creation of the original next-generation endpoint solution. His focus on a solution to meet the needs of the SMB and mid-market catapulted Webroot into its position as a market leader.

Chief Technology Officer, Hal Lonas

A lifelong technologist and innovator, Lonas brings more than 25 years of experience to his role as Chief Technology Officer for Carbonite. Lonas will oversee the engineering organization driving the vision and strategy for technology at the company and ensuring all technological resources are aligned with business needs. Previously, Lonas was the Chief Technology Officer at Webroot, where he led the creation of the first cloud native security platform. This shift was instrumental in the evolution of Webroot and how it both created and distributed products. Lonas also is a well-known innovator in the machine learning space and a champion of automation in technology.

Interim General Counsel, Scott Semel

Semel will lead the global legal team as Interim General Counsel. He is a seasoned general counsel who will ensure the company’s continued focus on integrity and transparency. Most recently, Semel was the Acting General Counsel and Chief People Officer for Information Builders, Inc. In the past, he has held several general counsel roles at public companies including Intralinks, Inc. and Novell, Inc., where he also led the security and compliance teams, as well as TeleAtlas, NL (Dutch) and other public technology companies.

Cautionary Language Concerning Forward-Looking Statements

Certain matters discussed in this press release have "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our ability to integrate the Webroot acquisition and other acquisitions into our operations and achieve the expected operational and financial benefits of such acquisitions and the timing of such benefits, our ability to profitably attract new customers and retain existing customers, our dependence on the market for cloud backup services, our ability to manage growth, changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry, and those discussed in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Securities and Exchange Commission (the "SEC"), which is available on www.sec.gov, and elsewhere in any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law, we do not undertake any obligation to update our forward-looking statements to reflect future events, new information or circumstances.

About Carbonite
Carbonite provides a robust data protection platform for businesses, including backup, disaster recovery, high availability and workload migration technology. The Carbonite data protection platform supports businesses on a global scale with secure cloud infrastructure. To learn more, visit www.carbonite.com and follow us on Twitter at @Carbonite.

Carbonite, Inc. serves customers through three brands: Carbonite data protection, Webroot cybersecurity, and MailStore email archiving.

Media Contacts:

Kristin Miller
Carbonite
720-842-3481
kmiller@carbonite.com

Investor Relations Contact:

Jeremiah Sisitsky
Carbonite
781-928-0713
investor.relations@carbonite.com